EXHIBIT (O)
                                   EXHIBIT O
                                     to the
                          Investment Advisory Contract



                   FIRSTAR STELLAR SCIENCE & TECHNOLOGY FUND

  For all services rendered by Adviser hereunder, the above named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.90 of 1% of the average daily net assets of the Fund

  The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.90 of 1% applied to the daily net assets of the Fund.

  The advisory fee so accrued shall be paid to Adviser daily.

  Witness the due execution hereof this 1st day of May, 1999.


Attest:                                 FIRSTAR BANK, N.A.



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Assistant Secretary                     Vice President




Attest:                                 FIRSTAR STELLAR FUNDS



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Secretary                               President